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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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        Date of Report (Date of earliest event reported): March 19, 2002

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                              TRICORD SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                      0-21366              41-1590621
(State of or other jurisdiction       (Commission         (I.R.S. Employer
      of incorporation)               File Number)       Identification No.)


       2905 Northwest Boulevard, Suite 20,
               Plymouth, Minnesota                            55441
    (Address of principal executive offices)               (zip code)


       Registrant's telephone number, including area code: (763) 557-9005












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ITEM 5. OTHER EVENTS

On March 19, 2002, Tricord Systems, Inc. (the "Company") received a letter from Nasdaq indicating that for the last thirty consecutive trading days the price of the Company's common stock closed below the $1.00 minimum bid price per share requirement for continued inclusion on the Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(4). Therefore, pursuant to Nasdaq Marketplace Rule 4310(c)(8)(B), the Company has 180 calendar days (until September 16, 2002) to demonstrate compliance with this minimum bid price requirement. The Company will have an additional 180 day grace period that will commence on September 16, 2002 in which it will continue to have the opportunity to demonstrate compliance, but only if the Company meets the initial listing criteria for the Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(2)(A) on such date. If at any time before the end of all grace periods, the Company's common stock has a closing bid price of $1.00 or more for ten consecutive trading days, the Company will be in compliance with the minimum bid price requirement and the Company's common stock will be continued to be listed on the Nasdaq SmallCap Market so long as the Company continues to satisfy the other continued listing requirements.

These other continued listing requirements that the Company must satisfy to continue to have its common stock listed on the Nasdaq SmallCap Market include the requirement that the Company have stockholders equity of at least $2.5 million, a market capitalization of at least $35.0 million or net income of at least $500,000 in two of its last three most recently completed fiscal years. In addition, prior to November 1, 2002, the Company can also satisfy such other continued listing criteria by maintaining net tangible assets of at least $2.0 million. Although the Company's net income was less than $500,000 during each of the last three years and the Company's current market capitalization is less than $35 million, the stockholders equity of the Company was in excess of $2.5 million and net tangible assets of the Company was in excess of $2.0 million based on its December 31, 2001 balance sheet; however, the Company will likely not be able to meet the minimum stockholders equity or net tangible assets requirement in the future unless it is able to raise additional capital through the sale of equity securities, engage in one or more acquisitions of technologies or businesses or complete a capital restructuring involving the Series E Preferred Stock. Further, even if the Company was able to complete such a transaction, there can be no assurance that such a transaction would result in any increase in the stockholders equity or net tangible assets of the Company.

If the Company fails to meet the minimum bid price requirement after all grace periods have expired or if the Company, during such grace periods, fails to maintain compliance with the other continued listing requirements, the Company's common stock will be subject to delisting from the Nasdaq SmallCap Market, at which time the Company can appeal the delisting decision to the Nasdaq Listing Qualifications Panel. Although the Company intends to take all possible actions in order to maintain the listing of its common stock on the Nasdaq SmallCap Market, the Company can not offer any assurance that it will be able to maintain such listing.

If the Company's common stock is delisted from the Nasdaq SmallCap Market, the Company will be in violation of certain covenants that it has with the holders of its outstanding shares of Series E Preferred Stock and these holders will have certain rights. If the Company's common stock were to be delisted, it would be required to pay to the holders of shares of Series E Preferred Stock a fee of approximately $250,000 or more per month for each month that the


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Company's common stock was not listed on the Nasdaq SmallCap Market. In addition, if the Company's common stock is not listed on the Nasdaq SmallCap Market for more than sixty days after August 27, 2002, then the holders of the outstanding shares of Series E Preferred Stock could require the Company to redeem all or a portion of such shares. If the Company was required to redeem all of such outstanding shares, it would have to pay to the holders of these shares an amount in excess of $25.0 million in connection with this redemption. If such a redemption was required, the Company would likely need to raise additional capital to satisfy this obligation and there is no assurance that the Company would be able to do so on favorable terms, if at all. If the Company is not able to raise sufficient capital to effect a required redemption of our Series E Preferred Stock, we may be forced to cease operations and/or seek protection under bankruptcy laws which would materially and adversely affect the price of our common stock.

In addition, if the Company's common stock is delisted from the Nasdaq SmallCap Market, any trading in the common stock would thereafter be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of the Company's common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions and a reduction in securities analyst and the news media coverage, if any, that the Company receives. As a result, prices for the shares of the Company's common stock may be lower than might otherwise prevail.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      TRICORD SYSTEMS, INC.


Dated:   March 19, 2002               By /s/ Keith T. Thorndyke
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                                         Keith T. Thorndyke
                                         President and Chief Executive Officer



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                                INDEX TO EXHIBITS

Exhibit   Item                                     Method of Filing
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99.1      Press Release dated March 19, 2002....   Filed herewith electronically